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EXHIBIT 10.15

                            SCS TRANSPORTATION, INC.

                          DIRECTORS' DEFERRED FEE PLAN

                                    ARTICLE I

                                     PURPOSE

         The purpose of the SCS Transportation, Inc. Directors' Deferred Fee Plan is to allow non-employee Directors of the Company to defer receipt of certain compensation they earn as a Director. It is intended that the Plan will provide incentives to become and remain a Director of the Company and provide a mechanism to further align the interests of non-employee Directors with those of the Company's stockholders.

                                   ARTICLE II

                                   DEFINITIONS

         For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

         2.1 BENEFICIARY. "Beneficiary" means the person, persons or entity designated by the Participant, or as otherwise provided in Article VIII, to receive any benefits distributable under the Plan in the event of the Participant's death. Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee pursuant to Article VIII and shall become effective only when received in writing by the Company.

         2.2      BOARD. "Board" means the Board of Directors of the Company.

         2.3 CHANGE OF CONTROL. "Change of Control" means a transaction in which the Company is wholly or partly liquidated or is a party to a merger, consolidation, or reorganization in which it is not the surviving entity.

         2.4      COMMITTEE. "Committee" means the Compensation Committee of the
Board.

         2.5 COMPANY. "Company" means SCS Transportation, Inc., a Delaware corporation.

         2.6 COMPENSATION. "Compensation" means any annual retainers or annual fees (excluding any stock options) to which a Director would otherwise be entitled to, whether for service on the Board or on a Committee of the Board or for service as a committee chairperson.

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         2.7      DEFERRAL BENEFIT. "Deferral Benefit" means the benefit payable to a Participant or Participant's Beneficiary upon the Participant's death or Termination of Board service, provided in Article VII hereof.

         2.8 DEFERRED BENEFIT ACCOUNT. "Deferred Benefit Account" means the accounts maintained on the books of account of the Company for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account may be maintained for each Participant as necessary to reflect separate deferral elections. A Participant's Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be distributed to the Participant pursuant to this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind or require the segregation of any assets of the Company.

         2.9 DETERMINATION DATE. "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article VI hereof. Each business day shall be a Determination Date.

         2.10 DIRECTOR. "Director" means a member of the Board of Directors of the Company who is not an employee of the Company or any Subsidiary.

         2.11 DISABILITY. "Disability" means a physical or mental condition of a Participant resulting in an inability of a Participant to continue services as a Director of the Company.

         2.12 PARTICIPANT. "Participant" means each Director who elects to participate by filing a Participation Agreement as provided in Article IV.

         2.13 PARTICIPATION AGREEMENT. "Participation Agreement" means the Director's election form filed by a Participant prior to the beginning of the first period for which any of the Participant's Compensation is to be deferred pursuant to the Plan. A form of such Participation Agreement is attached to this document.

         2.14 PLAN. "Plan" means this SCS Transportation, Inc. Directors' Deferred Fee Plan.

         2.15 PLAN YEAR. "Plan Year" means a twelve month period commencing on January 1 and ending the following December 31. The first Plan Year shall commence on January 1, 2004 and end on December 31, 2004.

         2.16 SPOUSE. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant at the time of the Participant's death or a determination of Participant's incompetency.

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         2.17     SUBSIDIARY. "Subsidiary" means a corporation more than 80% of the outstanding stock of which is owned directly or indirectly by the Company.

         2.18 TERMINATION. "Termination" means a Participant's resignation as a Director, removal from office or any other termination from service as a Director for any reason.

         2.19 UNIT. A "Unit" means the equivalent to the value of a single share of SCS Transportation, Inc. common stock.

                                   ARTICLE III

                                 ADMINISTRATION

         3.1 COMMITTEE; DUTIES. The Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan. The Committee shall have the discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretation of the Plan, as may arise in connection with the Plan. The Committee may delegate administrative duties to an employee or employees of the Company.

         3.2 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated under the Plan shall be final, conclusive and binding upon all persons having any interest in the Plan, unless a written appeal is received by the Company within sixty days of the disputed decision or action. The appeal will be reviewed by the Committee and the decision of the Committee shall be final, conclusive and binding on the Participant and all persons claiming by, through or under the Participant, including but not limited to any Beneficiary of the Participant.

                                   ARTICLE IV

                                  PARTICIPATION

         4.1 PARTICIPATION. Participation in the Plan shall be limited to each Director who is not an employee of the Company or a Subsidiary and who elects to participate in the Plan by filing a Participation Agreement with the Committee. A Participation Agreement must be filed prior to December 31 immediately preceding the Plan Year in which the Participant's participation in the Plan will commence. The election to participate shall be effective on the first day of the Plan Year following receipt by the Committee of a properly completed and executed Participation Agreement.

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         However, with respect to a Director who during a Plan Year becomes eligible to participate herein, an initial Participation Agreement may be filed within 30 days of the Committee's notification to Participant of eligibility to participate. Such election to participate shall be effective on the first day of the month following the Committee's receipt thereof.

         4.2 MAXIMUM DEFERRAL AND LENGTH OF PARTICIPATION. A Participant may elect in a Participation Agreement to defer any portion or all of such Participant's Compensation which the Participant elects to be paid in common stock of the Company. The deferral percentage elected in each Participation Agreement shall be applied to the Participant's Compensation earned during the Plan Year to which the Participation Agreement applies. Deferrals shall commence with the Plan Year immediately following the year in which the respective Participation Agreement is filed with the Committee; however, an initial Participation Agreement which is effective other than on January 1 of a Plan Year shall apply to the remainder of that Plan Year.

         A Participant's election to defer Compensation shall be irrevocable upon the filing of the Participation Agreement; however, the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 4.3 and 9.1 or as provided below.

         A Participant may amend a currently effective deferral election with respect to deferrals in subsequent Plan Years covered by a Participation Agreement by filing a new Participation Agreement with the Committee in the manner provided in paragraph 4.3. If a new Participation Agreement is not filed to change the amount to be deferred, it will be assumed that the deferral election from the prior Plan Year will continue during the subsequent Plan Year.

         The form of benefit payment and the date benefits are to commence may not be amended without the consent of the Committee.

         4.3 ADDITIONAL PARTICIPATION AGREEMENT. A Participant may enter into a new Participation Agreement by filing a Participation Agreement with the Committee prior to December 31 of any calendar year, stating the amount that the Participant elects to have deferred. The new Participation Agreement shall be effective as to Compensation earned in Plan Years beginning after the last day of the Plan Year in which the respective agreement is filed with the Committee. A new Participation Agreement is subject to all of the provisions and requirements set forth in paragraph 4.2.

                                    ARTICLE V

                              DEFERRED COMPENSATION

         5.1 DEFERRED COMPENSATION. The amount of Compensation that a Participant elects to defer in a Participation Agreement with respect to each Plan Year of participation in the Plan shall be converted into Units and credited by the Company to the

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Participant's Deferred Benefit Account throughout the year as the Participant would be paid any nondeferred portion of Compensation for such Plan Year.

         The price per share of Company common stock to be used for converting the Participant's deferral into Units shall be the closing price per share of the Company's common stock as listed on The Nasdaq Stock Market on the date Compensation would have been paid had there been no deferral. If no shares have been traded on such date, then the next preceding date on which such shares have been traded shall be used.

         5.2 VESTING OF DEFERRED BENEFIT ACCOUNT. A Participant shall be 100% vested in the Participant's Deferred Benefit Account at all times.

                                   ARTICLE VI

                            DEFERRED BENEFIT ACCOUNT

         6.1 DETERMINATION OF ACCOUNT. The Participant's Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant's deferred Compensation withheld and converted into Units pursuant to paragraph 5.1 since such immediately preceding Determination Date. The Deferred Benefit Account of each Participant shall be reduced by the amount of all Benefit Payments, if any, made with respect to such Deferred Benefit Account since the preceding Determination Date.

         6.2 CREDITING OF DIVIDENDS. As of each Determination Date, the Participant's Deferred Benefit Account shall be credited with additional Units equal in value to any dividends the Participant would have received had the Participant been the owner of shares of the Company's common stock equal to the number of Units in Participant's Account. Any common stock dividends declared and paid throughout the Plan Year shall be converted into Units as of the date the dividends are paid and credited to the Participant's Deferred Benefit Account. Units shall be credited based on the balance of the Deferred Benefit Account on the Determination Date but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

         6.3 STATEMENT OF ACCOUNTS. The Company shall submit to each Participant, within 60 days after the close of the Plan Year, a statement in such form as the Committee deems appropriate, setting forth the balance of each Participant's Deferred Benefit Account as of the last day of the preceding Plan Year.

         6.4 ADJUSTMENT FOR CHANGES IN CAPITALIZATION. In the event of any change in the number of outstanding shares of the Company's common stock occurring through stock splits, stock dividends, mergers, recapitalizations and the like, the Committee shall make such adjustments in the amounts credited to each Participant's Deferred Benefit

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Account as the Committee, in its discretion, may consider appropriate, and all such adjustments shall be conclusive upon all persons.

                                   ARTICLE VII

                                    BENEFITS

         7.1 BENEFIT FOR TERMINATION. Subject to paragraph 7.4 below, upon a Participant's termination of Board service for any reason, other than death or Disability, the Participant shall be entitled to a Deferral Benefit equal to the amount of Participant's Deferred Benefit Account determined under paragraphs 6.1 and 6.2 hereof as of the Determination Date coincidental with or immediately following such event.

         7.2 DEATH. Upon the death of a Participant, Participant's Beneficiary or Beneficiaries shall be entitled to receive a Deferral Benefit equal to the remaining balance in Participant's Deferred Benefit Account as of the Determination Date next following the date of death. The Deferral Benefit shall be distributed as provided for in paragraph 7.4. The Deferral Benefit provided for in this paragraph 7.2 shall be in lieu of all other benefits under this Plan in the event of a Participant's death.

         7.3 DISABILITY. In the event of Disability, the disabled Participant shall be entitled to receive a Deferral Benefit equal to the amount of Participant's Deferred Benefit Account determined under paragraphs 6.1 and
6.2 as of the Determination Date next following such Disability. The Deferral Benefit shall be distributed as provided for in paragraph 7.4.

         7.4      FORM OF BENEFIT.

         (a)      Upon the occurrence of an event described in paragraphs 7.1,
                  7.2 or 7.3 above, the Company shall distribute to the Participant or Participant's Beneficiary the Deferral Benefit specified in such paragraphs in one of the following forms (the "Benefit Payment" or "Benefit Payments") as elected in the Participation Agreement filed by the Participant:

                  (1)      A single lump sum distribution, or

                  (2) Annual distributions over a period of 2 to 10 years. The annual distributions shall be calculated by multiplying the amount credited to a Participant's Deferred Benefit Account as of the last business day of December preceding the annual distribution by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual distributions due the Participant, rounded down to the next whole Unit. Any fractional Units will be carried over to the next distribution date.

         (b) In the absence of a Participant's election under subparagraph 7.4(a), benefits shall be distributed in the form specified in subparagraph 7.4(a)(1).

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         (c)      All Benefit distributions made under this paragraph 7.4 shall be made in common stock of the Company plus cash for any fractional Unit at the time of the final distribution.

         7.5 WITHHOLDING; PAYROLL TAXES. To the extent required by the law in effect at the time distributions are made, the Company shall withhold from distributions made hereunder any taxes required to be withheld from a Participant's compensation for the federal or any state or local government.

         7.6 COMMENCEMENT OF DISTRIBUTIONS. Distributions in the form of a lump sum as specified in subparagraph 7.4(a) (1), shall be made within 30 days following receipt of notice by the Committee of an event that entitles a Participant (or a Beneficiary) to distribution under the Plan. Annual distributions as specified in subparagraph 7.4(a) (2) shall begin within 30 days of the first day of the calendar year following termination. Subsequent annual distributions shall be made within 30 days of the first day of each calendar year as elected by the Participant until the Account Balance is distributed in full.

         7.7 CHANGE OF CONTROL. Anything in this Plan to the contrary notwithstanding, upon a Change of Control, the Participant shall be entitled to receive a Deferral Benefit equal to the amount of Participant's Deferred Benefit Account determined under paragraphs 6.1 and 6.2 as of the Determination Date coincidental with or next following such Change of Control. The Deferral Benefit shall be distributed as provided in paragraph 7.4. However, if annual distributions are elected, such distributions shall not exceed 5 years.

                                  ARTICLE VIII

                             BENEFICIARY DESIGNATION

         8.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate in writing on a form prescribed by the Committee any person or persons as Beneficiary or Beneficiaries (both principal as well as contingent) to whom distribution under the Plan shall be made in the event of Participant's death prior to completion of Benefit Payments due to the Participant under the Plan.

         8.2 AMENDMENTS. Any Beneficiary Designation may be changed by a Participant by filing such change with the Committee in writing on a form prescribed by the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

         8.3 NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:

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         (a)      The Participant's surviving Spouse;

         (b) The Participant's living children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

         (c) The personal representative (executor or administrator) of Participant's estate.

         8.4 EFFECT OF DISTRIBUTION. The distribution to the deemed Beneficiary of the entire amount owed shall completely discharge the Company's obligations under this Plan.

                        AMENDMENT AND TERMINATION OF PLAN

         9.1 AMENDMENT. The Company may amend the Plan at any time in whole or in part; however, no amendment shall decrease or restrict any Deferred Benefit Account except as otherwise provided in the Plan. In the event the Plan is amended, the Participation Agreement shall be subject to the provisions of such amendment as if such amendment were set forth in full therein, without further action or amendment to the Participation Agreement. The Company and each Participant and Beneficiary shall be bound by, and have the benefit of, each and every provision of the Plan, as amended from time to time.

         9.2 COMPANY'S RIGHT TO TERMINATE. The Company may terminate the Plan at any time with respect to new elections or existing elections to defer if, in its reasonable business judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential distributions thereunder would not be in the best interests of the Company. The Company may also terminate the Plan in its entirety at any time, and upon any such termination, all Participants under the Plan shall receive a distribution of the balance in their Deferred Benefit Accounts in a lump sum, or over such period of time (not longer than the periods elected by the Participants in their respective Participant Agreements) as may be determined by the Company, taking into account relevant income tax considerations.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 UNSECURED GENERAL CREDITOR STATUS. Participants and their Beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company. The Company's obligation under the Plan is and shall be merely an unfunded and unsecured promise of the Company to distribute benefits in the future.

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         10.2     NONASSIGNABILITY. Neither a Participant nor a Beneficiary nor
any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the benefits, if any, distributable under the Plan, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the benefits distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         10.3 NOT A CONTRACT OF CONTINUED SERVICE. The terms and conditions of this Plan shall not be deemed to constitute a contract of continued service as a Director of the Company and the Participant (or Participant's Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right (i) to be retained in the service of the Company for any specific length of time, (ii) to interfere with the right of the Company to discipline or discharge the Participant at any time, (iii) to hold any particular position or responsibility with the Company, or (iv) to receive any particular Compensation from the Company.

         10.4 PROTECTIVE PROVISIONS. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the distribution of benefits under the Plan, and by taking such other actions as reasonably may be requested by the Company.

         10.5 INCOMPETENT. If the Committee reasonably determines that any Participant or Beneficiary to whom a benefit is distributable under this Plan is unable to care for his or her affairs because of illness or accident, then any distribution due such Participant or Beneficiary (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be made, upon appropriate indemnification of the Company, to the person deemed by the Committee to have current responsibility for the handling of the affairs of such Participant or Beneficiary. Any such distribution shall be for the account of the Participant or Beneficiary and shall be a complete discharge of any liability of the Company therefor.

         10.6 GOVERNING LAW. The provisions of this Plan shall be governed by and construed according to the laws of the State of Delaware, without regard to the principles of conflicts of law which might otherwise apply.

         10.7 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

         10.8 EFFECTIVE DATE. This Plan shall become effective as of December 11, 2003.

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         ADOPTED pursuant to resolution of the Board of Directors this 11th day of December, 2003.

                                    SCS TRANSPORTATION, INC.

                                    By /s/ Herbert A. Trucksess, III
                                       -----------------------------------------
                                                   President

                                    By /s/ James J. Bellinghausen
                                       -----------------------------------------
                                                   Secretary

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